Exhibit Press release


11.21am EST NEW YORK, LONDON (31st January, 2006) Electronic Game Card, (OTCBB:
EGMI), the US rewards based games company, today announces that health concerns have forced John Bentley to stand down as President and CEO with immediate effect.

As the joint creator of the Electronic GameCard concept, John Bentley has played an instrumental role in shaping the company's product range and opening up commercial opportunities in the international lottery, charitable gaming, Indian Gaming and sales promotions markets.

The Board of Electronic Game Card takes this opportunity to thank John Bentley for his significant contribution to the business over the last four years and wishes him a swift return to full health.

The company's existing Board and management team will continue the day-to-day running of the business prior to the appointment of a new CEO.

About Electronic Game Card

Electronic Game Card, Inc., is a listed corporation (OTCBB: EGMI) distributing reward based digital games. Electronic Game Card owns a unique proprietary pocket sized digital platform with a range of extended play games with multiple applications across several markets. Apart from the casino and gaming industry these include the "instant" lottery and charitable markets where the GameCard can be sold directly to the consumer through approved outlets, and the reward and competition markets for branded sales promotions for which EGC has developed its XOGOTM brand. For further information please visit www.electronicgamecard.com.

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